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Note: all the msgs posted below were posted on eRaider.com's message board for Goldfield Corp  unless otherwise described.

Msg #334 posted by Aaron Brown on 4/30/01
On the issue of the company name change, I see the logic, but disagree with the conclusion. Yes, a name should show what a company does, but it should also show the company's history and it should sound good. Goldfield was a founding company of the American Stock Exchange and has a long history, and still has mining operations, and Goldfield sounds good (it might be different if it had started life as Guanofield). Southeast Power, while a fine name for business communication, is too generic for shareholders and employees to rally around. I would support a change to, say, Goldfield Construction and Mining.

I agree 100 percent that insufficient information has been released about our BULL slate. I promise that will change. However, there is nothing secret or mysterious. No one is hiding anything, no one has any undisclosed plans. In particular, there is no plan to sell the mining assets, and no one of us would stand for selling any company asset at a cut-rate price.

I realize those are all negative statements, we need to make more positive ones, we WILL do A, we HAVE plan B, we ARE C. Then shareholders can make an intelligent choice.

The problem is the SEC proxy solicitation process combined with the company's rule changes. The normal process is we file a preliminary proxy soliciation, get SEC comments and fix things if necessary, and go definitive within 10 days. Then the campaign begins and we can communicate as energetically as we like (and we do like).

In this case we filed our preliminary solicitation and go our comments. While we were responding to the comments, the company filed the preliminary solicitation that proposed eliminating cumulative voting and added a director position to the board. So we had to start over from scratch. We got a new set of comments which we are responding to today. I assume the company got some comments (but the SEC can't tell us one way or the other, and the company won't). Not only is all of this taking time away from shareholder communication (we don't even have a meeting date yet), we are restricted in communication until we go definitive.

However, there will be plenty of time after both sides get things filed to answer all questions. Also, you have much more information about this proxy fight than most; although that is a criticism of the usual process rather than a boast about this one.

The law is written to ensure that shareholders get all the facts. But in most cases of honest people running on both sides, the facts don't determine the voting decision. For example, we had to file every purchase and sale of Goldfield securities by all nominees for the last two years and all jobs held for the last five years; but I don't think those going to change anyone's mind. Of course, that information is important in some cases, say if someone has been shorting the stock or held a job that showed a conflict of interest.

But voting someone for director is an act of trust in that person's honesty, intelligence and diligence. The facts have little to do with that. Bad facts might disqualify someone, but good facts are nowhere near enough to determine a vote. You don't hire someone from a resume or marry someone from a personal ad. Unfortunately, in proxy fights, the process of collecting and disclosing the facts delays communication of the essential information.

So please be patient.
Aaron Brown
eRaider co-founder

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information
Msg 339 posted by Aaron Brown on May 1, 2001 eRaider and Goldfield have each filed new preliminary proxy statements. We'll have to go over Goldfield's in detail but, as usual, there are a few surprises.

On our side, we have changed the name back to the "Shareholder Value Slate." Goldfield didn't like us calling it the "Shareholder Unity Slate." Since the whole point of the name was to soothe tempers, it would be foolish to fight over it. We're for both value and unity, so both names are equally descriptive.

Goldfield has a new proposal (#5, which upsets our efforts to keep our numbering system the same as theirs) to adjourn the meeting for 30 days if they don't think they'll get enough votes to overturn cumulative voting. This will require only a majority of the shares actually voting, as opposed to a majority of shares entitled to vote.

The proxy is inconsistent about whether or not Goldfield intends to count "broker non-votes" (if a shareholder does not vote, but holds shares at a brokerage firm or custodian the way most shareholders do, the broker can sometimes vote the shares). At one point it says: "Brokers may also have the authority to vote on Proposal 5. . ." At another point it says: "Broker non-votes will have no effect on. . .Proposal 5."

I, of course, oppose the proposal to adjourn the meeting for 30 days if the election doesn't go the way management wants. It wastes time and money, it is divisive and unfair. Why can't this company just run a simple, fair election according to the long-established rules, and abide by majority will? And why should people who don't vote be counted in management's column? I also object to springing this surprise in the second round of the proxy statement.

The other big surprise is: "None of Messrs. Sottile, Marino or Severs. .
 .will consent to being named as a nominee in eRaider's proxy materials. . ." I really don't understand this one. We tried to run a compromise slate, but they are saying they refuse to let us collect votes for their nominees. I don't know if this means they will refuse to serve if our slate wins, but we certainly do not want to solicit votes for people who might not serve if elected. Frankly, it never occurred to me that hostility was so high that John Sottile would rather quit the board than serve alongside shareholders. And it does not impress me with Al Marino's independence that he only wants to serve with Fazzini, Eads and Leitner. We'll try to sort this one out in a conference call tomorrow. I hope it's a misunderstanding that can be corrected.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Message 340 posted by Aaron Brown on 5/2/01 eRaider and Goldfield have each filed new preliminary proxy statements. We'll have to go over Goldfield's in detail but, as usual, there are a few surprises.

On our side, we have changed the name back to the "Shareholder Value Slate." Goldfield didn't like us calling it the "Shareholder Unity Slate." Since the whole point of the name was to soothe tempers, it would be foolish to fight over it. We're for both value and unity, so both names are equally descriptive.

Goldfield has a new proposal (#5, which upsets our efforts to keep our numbering system the same as theirs) to adjourn the meeting for 30 days if they don't think they'll get enough votes to overturn cumulative voting. This will require only a majority of the shares actually voting, as opposed to a majority of shares entitled to vote.

The proxy is inconsistent about whether or not Goldfield intends to count "broker non-votes" (if a shareholder does not vote, but holds shares at a brokerage firm or custodian the way most shareholders do, the broker can sometimes vote the shares). At one point it says: "Brokers may also have the authority to vote on Proposal 5. . ." At another point it says: "Broker non-votes will have no effect on. . .Proposal 5."

I, of course, oppose the proposal to adjourn the meeting for 30 days if the election doesn't go the way management wants. It wastes time and money, it is divisive and unfair. Why can't this company just run a simple, fair election according to the long-established rules, and abide by majority will? And why should people who don't vote be counted in management's column? I also object to springing this surprise in the second round of the proxy statement.

The other big surprise is: "None of Messrs. Sottile, Marino or Severs. .
 .will consent to being named as a nominee in eRaider's proxy materials. . ." I really don't understand this one. We tried to run a compromise slate, but they are saying they refuse to let us collect votes for their nominees. I don't know if this means they will refuse to serve if our slate wins, but we certainly do not want to solicit votes for people who might not serve if elected. Frankly, it never occurred to me that hostility was so high that John Sottile would rather quit the board than serve alongside shareholders. And it does not impress me with Al Marino's independence that he only wants to serve with Fazzini, Eads and Leitner. We'll try to sort this one out in a conference call tomorrow. I hope it's a misunderstanding that can be corrected.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg #341 posted by Aaron Brown on 5.2.01
Phil Goldstein just won a major federal court victory in a case with parallels to Goldfield.

In January 2000, Phil wrote a letter to Lincoln National Convertible Securities Fund, asking to be on the board. There followed a flurry of rule changes, including a switch to a staggered board and changes in the notice requirement for proposals and nominations. In Goldfield, we also had a flurry of rule changes, in our case to eliminate cumulative voting and change the notice period.

The court threw out Lincoln's election and ordered additional relief against the Fund and the directors personally. Shares of the Fund rose $2, almost 15 percent, on the news.

I don't mean to suggest this means Goldfield's tactics would be similarly rebuffed in court; the specifics of the cases are too different to make that kind of projection. But it does support our general position, and it shows the increasing impatience of courts of courts with blatantly undemocratic corporate actions.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 343 posted by Aaron Brown on 5/3/01
Well, we started out in December with three proposals. Now all three have been withdrawn. Each proponent made his own deal with management. We don't agree with any of the deals, but the proponent is entitled to do what he wants with his own proposal. We were not consulted in two cases, and opposed the withdrawal the one time our opinion was asked.

eRaider believes in empowering all shareholders, not just those who agree with us. We believe that the more shareholders care, the better the company will be run. We all have the same goals, to make the stock price go up, however much we disagree about tactics.

I point out, however, that the costly part of the proxy battle is eliminating cumulative voting. The reason is that takes 50 percent of all shares, not just those that vote. With 8.5 million estimated broker non-votes (shareholders who don't vote but are counted as pro-management) and 2.2 million shares owned, management starts with 10.7 million votes in ordinary elections. I estimate that 11.7 million other votes are normally cast, so management needs to get only 0.5 million actual shareholder votes to win a plurality (there is a lot of guesswork in these numbers, so the totals may be off, but the basic point is still valid).

Management cannot use broker non-votes to overturn cumulative voting, however, and they need 13.7 million votes. That's 11.5 million real shareholder votes, 23 times the job of a normal solicitation. Getting that is going to require expensive solicitation efforts, multiple mailings and telephone calls to thousands of shareholders.

Eliminating cumulative voting is entirely management's idea, so the expense in on their heads. They have not promised to stop it, so withdrawing the proposal will not save money. In fact, it will cost a little bit since both sides now have to revise their proxy materials.

If there is distraction, again management is doing it to itself. Our only request was one shareholder on the board of directors; John Sottile could make the choice. When this was refused, I feel we had no choice but to run candidates so the shareholders could make a choice. This should not be a distraction, management should do its job and let the shareholders worry about who will be on the board.

If 30 years of no distraction had ever put a penny in Goldfield common shareholder pockets, I might be more sympathetic. But this company needs a little shaking up, a little distraction.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 346 posted by Aaron Brown on 5/3/01
I don't think any selective disclosure is going on, at least with the shareholders who have been talking to us. I know HC is an honorable man who would not make a deal for personal advantage, nor violate securities laws. He's doing what he thinks best, although I think shareholders would do better to stick together. In the end, I hope he'll vote with us.

As far as the laws go, both the laws against selective disclosure (a violation by the giver of the information, generally management) and the laws against insider trading (a violation by the recipient of the information) are only operative in relation to trading. It is legal to have inside information, just not to trade on it. It is legal for management to make selective disclosures, just not to people likely to trade on the information.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 347 posted by Aaron Brown on May 4
We received the following letter from John Sottile, addressed to Deborah Pastor, today:

Thank you for your letter of May 2, 2001. I note your statement "But today you informed me that you definitely will not serve if elected along with the three nominees I support." I want to make it absolutely clear that, although I and Messrs. Severs and Marino do not consent to being named as part of eRaider's slate, each of us will serve if elected as part of the Board of Directors' slate.

In case that's not clear, Deborah wrote the quoted phrase in the May 2nd letter.

We did not mean to suggest that Sottile would not serve as director if elected with the other five board nominees, only that he will not serve if elected along with some or all of our nominees (actually, I don't like that phrasing, there are no "board" or "eRaider" nominees, all directors pledge to serve all shareholders; George Bush is still my President although I did not vote for him; I would not call him the "Republican's President").

In any case, the question is no longer relevant. Now that Sottile has informed us he will not serve with us, we will take his name off our proxy. We intended it as a compromise so the board would not feel threatened into extraordinary expense and effort to beat us. That failed. A secondary purpose was to preserve the support of some moderate shareholders. That also failed. In any event, we would not solicit proxies to vote for someone who won't serve if our votes elect him.

We are weighing some alternatives and will try to make our next filing on Monday.
Aaron Brown
eRaider co-founder
Msg 349 posted by Aaron Brown on May 4, 2001
HC's actions go to the heart of the shareholder proposal process. If the point of the resolution is to prevent excessive serverance payments, withdrawing might be right move. The resolution was non-binding anyway, so the board could ignore a majority approval. The issue does not come up until 2009 (when the current contract expires), a lot of things will happen between now and then, so it's hard to predict the effect of the proposal.

It's conceivable that by dropping the resolution in favor of the board presentation, HC can persuade the board to take stronger action that the resolution would inspire, and even persuade John Sottile to renegotiate his current contract (something that no shareholder resolution, binding or not, could accomplish). I personally don't agree, but it's a matter of opinion.

However, I think the purpose of the resolution goes beyond the specific subject matter. I would have liked to see shareholders express their opinion on the subject. Shareholders get passive when every year they only get to vote on forgone conclusions. Directors can forget that shareholders really care about the company and are watching their actions.

I think directors do a better job if they think about how their actions will look in a shareholder proposal; and shareholders do a better job when they think their opinion matters to the board. The relationship need not be contentious, but it should not be moribund. I believe in activism for its own sake, business requires action, not a specific set of compensation rules.

As a practical matter, executive compensation issues are excellent for rallying shareholders. The more important issues (capital structure, capital budgeting, business strategy, business identity, long-term wealth creation, sustainable advantages, employee culture) are duller and hard to encapsulate in a resolution. But once shareholders start taking an interest in their company, everyone does a better job. The company is run better and shareholders are more loyal; these combine to raise the stock price.

Golden Parachutes offend shareholders not as a disagreement over compensation theory, but because they protect the interests of the manager above those of shareholders. Even if the Golden Parachute is eliminated, if it is done behind closed doors without direct shareholder input, it will not restore faith that the board is an aggressive and independent guardian of shareholder interests. But if the board and shareholders can work together through the SEC-mandated process;
even if that engenders some heated rhetoric and hurt feelings; the company will be stronger whatever the outcome.
Aaron Brown
eRaider co-founder

Msg 350 posted by Aaron Brown on May 6, 2001
St. Cloud CEO Patrick Freeman bought 20,000 shares and Director John Fazzini bought 14,000; both on April 1 at $0.50. This brings Freeman up to 133,600 shares and Fazzini up to 20,100. eRaider salutes all stock purchases by directors and officers, especially those for real money at market prices. There is no better vote of confidence in the stock, and no better assurance that everyone is on the same side. Freeman, in particular, has become a major shareholder.

These purchases were not included in Goldfield's Proxy statement, so the total shares held by officers and directors other than John Sottile has increased to 520,101.

I cannot resist pointing out that for all the complaining the company is doing about how the distraction and expense of our dissident director nominations are damaging the company; insiders who passed up 17 years of opportunities to purchase at prices as low at $0.18 have been falling all over themselves to snap up the stock at prices above $0.50 now that eRaider has taken an interest. The non-management directors plus Patrick Freeman owned a grand total of 3,700 shares of stock worth under $1,000 a year ago. So, if you believe what they do, not what they say, they think the company is worth more with some activist shareholders.


eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder
Msg 354 posted by Aaron Brown on 5.8.01
You are correct that a lot of good things have happened since shareholders got more active. Managers and directors other than John Sottile have purchased large amounts of stock with their own money.
The governance procedures have improved, in particular the audit committee has adopted a model charter and quadrupled its efforts from one meeting per year to four. The board has nominated an outsider for a director slot. I think you have some personal promises from Sottile, some other shareholders may as well (eRaider generally refuses to participate in such discussions on the grounds that everything we do should be open to all shareholders; because that's how we see our role;
but we think it can often be positive for other shareholders to make personal approaches to management).

I think you believe that these changes are enough to make the stock price go up. Maybe. I am troubled by the fact that all of them can be quickly reversed if shareholders stop the pressure. Moreover, all of them put together do not give me the comfort I would get from having one person on the board who bought a significant amount of Goldfield stock with his or her own money, and is not a relative or personal friend of Sottile. Without a director who believes in the company, and who has no loyalty to Sottile, only to shareholders, the other promises don't mean much to me. The trouble and expense the company expends fighting the idea of a true shareholder on the board just makes me suspicious, and therefore heightens my resolve to insist on my right to elect someone I choose, not merely to ratify the selections of the existing board.

Suppose for the sake of the argument that this really is victory, that the changes we have seen are enough to start the stock appreciating. The question is whether that means eRaider should withdraw its nominees for the board (I think our running dissident directors is what you refer to as "the madness").

I do not believe our withdrawal would save the shareholders any money, because I believe management would continue with expensive solicitation efforts in order to eliminate cumulative voting. That's the expensive thing, not fighting our nominees. We have offered an expense cap agreement and even to share the costs of solicitation, management has no interest.

Would withdrawing our nominees help the company in other ways? I think the reverse. Yes, management might be less distracted (although, as I said above, I don't think so because I think they will continue with the difficult part of the solicitation, which requires many more votes than electing a director candidate, and involves complex legal and meeting maneuvers). But the "distraction" to date has produced the very things you cite as victory. 30 years of no distraction did not do as much.

Even more important, withdrawing now would deprive the shareholders of a chance to make a real choice. If all corporate elections are foregone conclusions, shareholders rationally get passive and stop paying attention. Active, knowledgeable, engaged shareholders are assets to the company. They can provide new ideas, and can praise the company to potential customers and investors. They can be loyal, rather than selling out at the first sign of trouble. They can provide additional capital if the company needs it. Any business is stronger with committed backers.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 355 posted by Aaron Brown on May 8, 2001
I appreciate the suggestion about changing eRaider's name to something less confrontational. This is a serious problem for shareholder activists. Companies typically begin defenses by ignoring shareholder actions, protraying them as "gadflies" without significant investment or credentials, without any hope of winning elections.

In order to break through to get any reaction at all, shareholders have to be aggressive. They need to assemble significant shareholdings, enlist qualified experts and use proxy soliciations and other tactics to prove they have broad shareholder support and can win elections. Such tactics have been come to be called "raiding." The word carries both the good sense of freeing underperforming assets from insider misuse, for the benefit of all shareholders; and also the bad sense of plundering a company in temporary difficulties, and selling the assets for the benefit of short-term holders only.

So, as a shareholder activist, your choice is to be provoke indifference or panic. We choose companies where indifference has already failed.
Panic is not so bad, sometimes it leads to creative ferment and positive change. In any case, we try to reassure everyone with full disclosure, promise of long-term shareholding, pledge to act only for the interests of all shareholders, publication of serious, in-depth research, involvement of experts in many fields and association with people and organizations of unquestioned reputation and solid experience.

If all of that terrifies management, they have something to hide. If management ignores all that and is terrified by the name, they are too timid and superficial to run a company. It always amazes me how CEO's whine about "distraction" and hurt feelings when shareholders get active. CEO's are not delicate flowers that wilt at the first sign of criticism and controversy. CEO's are tough operators who deal with conflict every day, and handle a million distractions in every transaction. Any CEO who can't do a good job when shareholders ask questions has chosen the wrong profession.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder
Msg 357 posted by Aaron Brown on May 8, 2001
In order to vote at the annual meeting, you must hold shares by the date of record. This date is announced in the proxy, and occurs after the proxy is mailed. So the new shares bought by officers and directors will be able to vote at the meeting.

I imagine that one motivation of buying the shares is to increase voting power. But no one makes a bad investment just to get the vote. The buyers must also believe in the stock.

Buying a corporate election is entirely honorable, unlike buying a governmental election. The problem is when people want to dictate how the company will be run, but won't risk their own money on the result. I much prefer to see managers and directors spending their own money on company stock, than spending shareholder money to get votes.

Insider buying is all to the good.
Aaron Brown
eRaider co-founder